SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 16, 2011

CENTRAL VALLEY COMMUNITY BANCORP

(Exact Name of Registrant as Specified in Charter)

California	000-31977	77-0539125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7100 N. Financial Dr., Suite 101, Fresno, CA	93720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (559) 298-1775

(Former Name or Former Address, if Changed Since Last Report)  Not Applicable

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2011, the Executive and Directors Resource Committee of the Board of Directors of Central Valley Community Bank, the wholly owned subsidiary of Central Valley Community Bancorp (“Company”) recommended to the Board of Directors, and the Board approved, amendments to existing salary continuation agreements for the following key executives:

•                  David A. Kinross, Senior Vice President and Chief Financial Officer

•                  Gary Quisenberry, Senior Vice President, Commercial and Business Banking

•                  Lydia E. Shaw, Senior Vice President, Consumer and Retail Banking

•                  Thomas L. Sommer, Senior Vice President, Credit Administrator

The amendments to the existing salary continuation agreements provide each of the foregoing executives with an increased annual retirement benefit of $10,000 per year, bringing the total amount of salary continuation benefit to $60,000 annually for each of Mr. Kinross and Ms. Shaw, and an aggregate of $70,000 annually for each of Messrs. Quisenberry and Sommer (each of whom received the increase in his 2010 Salary Continuation Agreement).  Other terms, including vesting schedules, of the amended salary continuation agreements continue in force.  Annual retirement benefits continue for a period of 15 years commencing with the sixth month after the executive’s retirement date.  The amended agreements also provide for the annual benefit amount to be increased by three percent (3%) from the previous year’s benefit amount once benefits commence.

The Board also approved an amendment to the existing Amended Life Insurance Endorsement Method Split Dollar Plan Agreement for Chief Executive Officer Daniel J. Doyle, whose salary continuation benefits were amended in July 2011, and amended the split dollar life insurance agreements for Ms. Shaw and Messrs. Kinross, Quisenberry, and Sommer.  In each case, the life insurance agreements are intended to fund the Company’s obligation to pay the increased salary continuation benefits, or to provide a death benefit to the estate of an executive who dies prior to the time the salary continuation benefit is paid.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Valley Community Bancorp

Date: November 21, 2011	By:	/s/ Daniel J. Doyle
Name: Daniel J. Doyle
Title: President and Chief Executive Officer (principal executive officer)